Exhibit 99.1

PSB Holdings, Inc. News Release

June 13, 2005

For immediate release

Contact:  Bob Cocks, President and CEO 860-928-6501

Putnam Savings Bank Agrees
to Buy Three People’s Bank Branches

PUTNAM – June 13, 2005 – PSB Holdings, Inc. (NASDAQ: PSBH), parent company of Putnam Savings Bank, today announced that Putnam Savings Bank has signed an agreement to acquire three branch offices and related deposits from People’s Bank, headquartered in Bridgeport, Connecticut (NASDAQ: PBCT). As part of its overall branch expansion strategy, Putnam Savings Bank will acquire the People’s branch offices located in Plainfield (Windham County), Griswold and Ledyard (both of which are located in New London County). Putnam Savings Bank will acquire the deposits of the three offices. As of April 30, 2005 the deposits being sold totaled $62.9 million, representing a 28% increase in its deposit base. The Bank will assume the outstanding leases of the three branches and offer employment to all of the employees currently working within the offices.

“This acquisition is a natural extension of our market area, and is an excellent fit for us,” said Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc. “It enables us to strengthen our existing position in Windham County and expand our branch network into New London County, accelerating our de novo branching strategy by a number of years. We welcome the addition of a solid customer base, productive employees and stable low-cost deposits. We are confident that our community banking philosophy, responsive local decision-making, and strong community commitment will prove to be a winning combination in these new markets.”

The transaction is scheduled to close in the third calendar quarter of 2005 and is subject to all necessary regulatory approvals.  “We look forward to welcoming the new employees and customers into the Putnam Savings Bank family,” said Cocks. “Putnam Savings Bank employees are the heart of our Bank. We are extremely fortunate to have an existing team of dedicated banking professionals on board, and welcome the opportunity to blend the experience and knowledge of the new employees into our branch system. Our Putnam Savings product mix is complementary to that of People’s Bank and we are confident that the existing customer relationships in these three offices will continue to deepen and grow.”

“This acquisition marks the first such transaction since PSB Holdings, Inc. went public in October 2004 and signifies a very positive application of the proceeds from our stock offering.” Cocks said further. “We believe the acquisition will be accretive within one year following the complete integration of the branches into our system. The addition of these offices also provides solid potential to generate long-term earnings growth and augments our efforts to enhance shareholder value.”

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. As of April 30, 2005 Putnam Savings Bank had $329 million in assets and $222 million in deposits. The Bank offers a wide range of financial services through its four offices located in Putnam, Pomfret Center, Danielson and Plainfield, Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release that, are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.